MORGAN KEEGAN SELECT FUND, INC.
                              50 North Front Street
                            Memphis, Tennessee 38103



October 26, 2007

Morgan Asset Management, Inc.
50 North Front Street
Memphis, Tennessee  38103

Dear Ladies and Gentlemen:

      This Agreement is made by and between Morgan Keegan Select Fund, Inc. (the "Fund") and Morgan Asset Management, Inc. (the "Adviser") on behalf of Regions Morgan Keegan Select Short Term Bond Fund (the "Portfolio"), a distinct series of the Fund.

      The Adviser hereby agrees to waive its fees and, if necessary, reimburse the Fund for each fiscal year of operations (or any pro-rated portion thereof) to the extent the Portfolio's annual operating expenses (excluding brokerage, interest, taxes and extraordinary expenses) exceed: 0.90% of net assets of Class A shares, 1.10% of net assets of Class C shares, and 0.65% of net assets of Class I shares.

      The Fund agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

      The Adviser understands that it shall look only to the assets of the Portfolio for performance of this Agreement as it relates to the Portfolio and for payment of any claim it may have hereunder relating to the Portfolio, and neither any other series of the Fund, nor any of the Fund's directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

      This Agreement is effective as of October 26, 2007.

      Except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland. Any amendment to this Agreement shall be in writing signed by the parties hereto.

      If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.


                                               Very truly yours,

                                               MORGAN KEEGAN SELECT FUND, INC.

                                               By: /s/ Charles D. Maxwell
                                               ----------------------
                                               Secretary


The foregoing Agreement is hereby
accepted as of  October 26, 2007

MORGAN ASSET MANAGEMENT, INC.

By:      /s/ Charles D. Maxwell
         -----------------------
Title:   Secretary